Exhibit 99.2

AUDIT COMMITTEE PROCEDURES: WHISTLEBLOWER

Sinobiomed Inc. encourages employees to report any breaches of laws, regulations, or codes of ethics to appropriate senior management without fear of retaliation. Complaints relating to questionable accounting, internal accounting controls or auditing matters (collectively "accounting matters") shall be addressed to the Audit Committee of the Board of Directors.

The Audit Committee reviews reports filed with the SEC, approves the inclusion of financial statements in such reports, deals with financial reporting issues and judgments, and considers the adequacy of the Company’s internal controls. Section 301 of the Sarbanes-Oxley Act of 2002 requires the Audit Committee of Sinobiomed Inc. and its subsidiaries (referred to in this policy and procedural document as the "Company") to establish procedures for:

(i)	the receipt, retention and treatment of complaints received by the Company regarding questionable accounting, internal accounting controls or auditing matters (collectively, “accounting matters”); and

(ii)	the confidential, anonymous submission by employees of the Company of any accounting matters.

Coverage

The Company will use the procedure set forth below to provide employees with an avenue to submit complaints regarding accounting or auditing matters, non-compliance with any of the Company’s policies and procedures, such as its Code of Business Conduct and Ethics, as well as complaints regarding possible violations of federal or state laws relating to fraud against shareholders, including without limitation:

•	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

•	Fraud or deliberate error in the recording or maintaining of the financial records of the Company;

•	Deficiencies in or noncompliance with the Company’s internal accounting controls;

•	Misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records or financial reports or audit reports of the Company;

•	Deviation from full and fair reporting of the Company’s financial condition;

•	Conflicts of interest;

•	Insider trading;

•	Breaches of confidentiality;

•	Violations of antitrust laws;

•	Violations of environmental regulations;

•	Inappropriate gifts or entertainment;

•	Bribes, kickbacks, or improper loans to Company executives;

•	Safety or security hazards;

•	Commission or possible commission of criminal offenses.

Receipt of Complaints

1.
Any employee of the Company shall have the right to submit to the Audit Committee any concern regarding questionable auditing practices, internal accounting controls, violations of the Company’s policies and procedures, and possible violations of law pertaining to the Company.

2.	The Audit Committee (the “AC”) shall appoint a person (the “AC Agent”) to receive and retain complaints received by the Company regarding all accounting matters.

3.
Complaints must be submitted to the AC Agent in writing, setting forth the nature of the concern regarding questionable auditing practices, internal accounting controls, violations of the Company’s policies and procedures, or possible violations of law.

4.	Employees submitting complaints may request confidentiality or may submit complaints anonymously.

Procedures for Addressing Complaints

1.
The Audit Committee through its Chair will have ultimate authority over the treatment of complaints concerning accounting matters. The AC Agent, working with staff from appropriate departments of the Company, will be responsible for recommending how to address complaints.

2.
The Audit Committee shall have the authority to confer with Company officers and employees, legal counsel and independent auditors and may engage independent counsel and other advisors as it determines necessary to carry out its duties. The Company shall provide appropriate funding for the Audit Committee, including payment of fees to independent advisors.

3.
The AC Agent shall promptly review and assess all complaints or employee submissions pursuant to these procedures. The AC Agent shall promptly notify the Chair of the Audit Committee prior to the next regularly scheduled meeting. The Committee shall promptly investigate such complaint or submission and report the results of such investigation to the Board of Directors of the Company.

4.
Reports to the Chair of the Audit Committee will include a copy of the complaint, its date, nature and source and how it was communicated, as well as the manner proposed to address it. The AC Agent shall maintain a log of all referrals together with copies of the memorandum and attachments.

5.	The Chair of the Audit Committee will determine which, if any, complaints, based on their credibility and/or materiality, will be reported to the full Audit Committee.

6.
The Chair of the Audit Committee (or his designee, if applicable) shall make an initial determination as to how such complaint shall be investigated (including whether internal functions, outside advisers or outside counsel or a combination thereof shall be employed in the investigation). The chairman shall advise the other members of the AC orally or in writing of his initial determination. Any member shall be entitled, within a reasonable period after such advisement, to call a meeting of the AC to discuss the report and the chairman's initial determination.

7.
For each report, the chairman shall appoint, as part of his initial determination, one of the members of the AC or another appropriate person to track the progress of the investigation and resolution of such report. Such person shall memorialize the results of such tracking, which shall be included in the permanent records of the AC.

8.
The agenda for each meeting of the AC (except for any special meetings of the AC called to discuss other matters) shall include as an item for discussion all outstanding, unresolved reports. The AC shall be entitled to invite to such meetings any appropriate persons (internal or external) responsible for investigating any such report or for making recommendations or providing advice regarding any report or the results of any investigations. The chairman shall be entitled to call a special meeting of the AC at any time for the discussion of any new or outstanding report.

9.
Any reports, directives or recommendations by the AC regarding any report of Accounting Matters, whether to management, the Board of Directors or external authorities, shall be authorized by majority vote of any meeting of the AC.

10.	No report shall be deemed closed except upon the affirmative vote of a majority of the AC at a meeting.

11.	Chair of the Audit Committee will also receive progress reports on any ongoing investigations prior to each regular meeting.

12.
Absent other direction from the Chair of the Audit Committee, the AC Agent or other identified personnel will carry out the recommendations to address complaints reported to the Chair of the Audit Committee or the full Committee, as the case may be.

No Discrimination or Retaliation

1.	Any employee reporting an actual or suspected complaint, or participating in an investigation of a complaint, regarding accounting matters in good faith will not be subject to retaliation of any kind.

2.
The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate or retaliate against any employee in the terms and conditions of such employee’s employment with the Company, nor will the Company tolerate any such action by any other Company employee.

3.
Retaliation against an individual for reporting a complaint or for participating in an investigation of a complaint is a serious violation of this policy and may be subject to disciplinary action. However, any voluntary false complaint will give rise to disciplinary sanctions, which may include termination.

Confidentiality

1.
Where a direct complaint is made, the Audit Committee will treat the matter as confidential to the fullest extent possible consistent with the need to investigate. Absolute confidentiality, however, cannot be guaranteed because the very fact of conducting an investigation may lead employees or other persons to reach conclusions of their own.

2.	Anyone involved in an investigation under these procedures will be informed of their obligation to maintain confidentiality and will be asked to sign an acknowledgment of this obligation.

3.
Where the complaint is not being treated as confidential, reports to the Chair of the Audit Committee may be made by any member of management whose decisions or actions are not questioned by the complaint.

Communication of Procedures

The Company’s Human Resources Policies Handbook will include a summary of these procedures. The Company shall notify all employees of the Company regarding the adoption of these procedures and shall communicate the following in writing to all employees:

EMPLOYEE COMPLAINTS REGARDING ACCOUNTING MATTERS

Sinobiomed Inc. has established a procedure by which confidential complaints involving the Company’s accounting, internal accounting controls, auditing matters, violations of the Company’s policies and procedures, as well as complaints regarding possible violations of law may be submitted anonymously by employees to the Company’s Audit Committee.

Complaints submitted through this confidential process should be presented in writing to the Company’s Audit Committee. Attached to this notice is a form which employees may use to submit concerns regarding such questionable practices. All such submissions by employees will be maintained in a confidential file and will be reviewed and addressed by the Company’s Audit Committee.

It is the Company’s policy to comply with all applicable laws that protect employees against unlawful discrimination or retaliation as a result of their lawfully reporting information regarding, or their participation in investigations involving, corporate fraud or other violations by the Company or its agents of federal or state law. This policy prevents any employee from being subject to disciplinary or retaliatory action by the Company or any of its employees or agents as a result of (1) the employee disclosing or submitting information to a government or law enforcement agency, or the Company’s Audit Committee, where the employee has a reasonable belief that a violation or possible violation of federal or state law has occurred or is occurring, or (2) an employee providing information or assistance in an investigation or proceeding regarding any conduct that the Company reasonably believes involves a violation of federal or state law.

EMPLOYEE SUBMISSION REGARDING ACCOUNTING MATTERS

TO: Audit Committee, Sinobiomed Inc.
Email Hotline: whistleblower@sinobiomed.com
Telco Hotline:

Concerns regarding questionable auditing practices, internal accounting controls, violations of the Company’s policies and procedures, or possible violations of law:
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If additional space is required, please continue on the other side of this sheet.

In order that the Audit Committee be able to communicate with you, you are encouraged to provide your name, address and a telephone number where you can be reached during the day or evening. You have the right, however, to make the above submission on an anonymous basis. All submissions to the Audit Committee will be held on a confidential basis as required by law.
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